Exhibit 3.1

PROMISSORY NOTE

Up to $50,000.00	[___________], 2017

1.	Repayment Promise: FOR VALUE RECEIVED, the undersigned, CHINATOWN SOUP, INC., a New York not-for-profit corporation (the “Borrower”), promises to pay to the order of Rabble One Series B, LLC, a Delaware limited liability company (the “Lender”), in lawful currency of the United States of America in immediately available funds, the principal sum of up to Fifty Thousand Dollars ($50,000.00) (the “Loan”) together with the interest rate set forth herein.

2.	Interest Rate: Interest shall accrue at the rate of Twelve Point Five Percent (12.50%) per annum, commencing on the date of funding and continuing to accrue through the Maturity Date (as defined in Section 3), and shall be payable in arrears. Interest shall be calculated on the basis of a 360-day year consisting of twelve 30 day months.

3.	Repayment: Interest and Principal shall be due and payable in accordance with the payment schedule set forth on Schedule A hereto, with the final payment being due and payable on January 31, 2020 (the “Maturity Date”). If the date on which payment is due is not a business day under the laws of the State of New York (a “Business Day”) such payment shall be made on the next succeeding Business Day, and any interest accruing for the period from and after the due date to the date of payment shall be made on the next succeeding interest payment date.

4.	Optional Prepayment: The Borrower may prepay the Loan in whole or in part, without penalty, beginning twelve months prior to the Maturity Date if the Borrower requests and receives permission from the Lender. The Borrower may not prepay the Loan without approval by the Lender. Any amounts prepaid shall cease to be part of the Loan and cannot be re-borrowed by the Borrower.

5.	Seniority: The indebtedness evidenced hereunder shall be senior to all other unsecured indebtedness of the Borrower.

6.	Events of Default: The following events or actions by or on behalf of the Borrower shall each constitute an Event of Default under this Note and give rise to the Remedies in Section 7:

a)	Failure to pay principal or interest when due pursuant to Section 3;

b)	The Borrower becoming insolvent or generally failing to pay, or admitting in writing its inability or unwillingness generally to pay, debts as they become due;

c)	Applying for, consenting to, or acquiescing in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of the Borrower, or making a general assignment for the benefit of creditors or taking any action authorizing, or in furtherance of, any of the foregoing;

d)	Permitting or suffering to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by the Borrower, such case or proceeding shall be consented to or acquiesced in by the Borrower or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided, that the Borrower hereby expressly authorizes the Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend its rights under this Note and any related documents; or take any action authorizing, or in furtherance of, any of the foregoing; and

e)	Defaulting under any obligation, whether that obligation is currently incurred or is incurred in the future.

7.	Remedies: Upon the occurrence of an Event of Default, Lender may exercise any or all of the following remedies:

a)	In its sole discretion and by written notice to the Borrower, Lender may declare this Note and any and all other indebtedness of Borrower to Lender forthwith to be due and payable, whereupon the outstanding principal amount of, and all accrued and unpaid interest on, this Note and such other indebtedness shall become immediately due and payable.

b)	Lender may exercise any and all remedies available at law or in equity for the enforcement of this Note and to obtain the repayment of the outstanding principal balance of this Note and all accrued and unpaid interest on this Note, together with any out-of-pocket expenses incurred by Lender in connection with its enforcement efforts.

The rights, powers, privileges and other remedies of Lender described above shall be cumulative and may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in its sole discretion. No delay or omission to exercise any such right, power, privilege or other remedy of Lender shall be construed as a waiver thereof. A waiver of one or more defaults or Events of Default by Lender shall not be construed to be a waiver of any subsequent default or Event of Default, or to impair any related right, power, privilege or other remedy.

8.	Principal Contacts
a)	Lender: Borrower’s principal contact with Lender regarding the Loan and its monitoring shall be the following:

Umber Bawa

Rabble One, LLC

154 Grand Street, New York City, New York, 10013

(970) 231-8557

b)       Borrower: Lenders’ principal contact with Borrower regarding the Loan and its monitoring shall be the following:

Michelle Esteva

Chinatown Soup, Inc.

[16B Orchard St., New York, New York 10002]

Phone: 917-545-2022

9.	No Right of Assignment or Delegation: The Borrower shall not assign or otherwise transfer its rights or delegate any of its obligations under this Note, unless expressly approved in writing by Lender.

10.	No Waiver: Any failure or delay on the part of Lender to exercise any of the rights and remedies granted to Lender shall not have the effect of waiving any of Lender's rights and remedies. Any partial exercise of any rights and/or remedies granted to Lender shall furthermore not be construed as a waiver of any other rights and remedies, it being Borrower’s intent and agreement that Lender's rights and remedies shall be cumulative in nature. Borrower further agree that, should any default event occur or exist under this Note, any waiver or forbearance on the part of Lender to pursue the rights and remedies available to Lender, shall be binding upon Lender only to the extent that Lender specifically agrees to any such waiver or forbearance in writing. A waiver or forbearance on the part of Lender as to one default event shall not be construed as a waiver or forbearance as to any other default.

11.	Amendments: Any amendment, waiver or modification of any provision of this Note shall be effective only if in writing and signed by the Lender and the Borrower.

12.	Arbitration.

a)	Lender, in its sole discretion, may resolve any claim under this Note by binding arbitration in accordance with the Federal Arbitration Act (“Act”). The Act shall apply even though such documents provide that it is governed by the laws of the State of New York.

b)	Arbitration proceedings will be conducted in the State of New York and will be determined in accordance with the Act, and the rules and procedures for the arbitration of financial services disputes of the American Arbitration Association, any successor thereof or any other arbitration organization with similar procedures designated by Lender.

c)	For purposes of the application of the statute of limitations, the service on the arbitrator under applicable rules of a notice of claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a claim is arbitration eligible shall be determined by the arbitrator. The arbitrator shall have the power to award legal fees.

d)	This arbitration provision does not limit the right of any party to: (i) exercise self-help remedies including, but not limited to, set-off, (ii) exercise judicial or power of sale rights or (iii) act in a court of law to obtain an interim remedy including, but not limited to, injunctive relief and appointment of a receiver.

13.	Waiver of Jury Trial. IF LENDER ELECTS TO RESOLVE ANY DISPUTE UNDER THIS NOTE THROUGH LITIGATION, THE BORROWER AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS NOTE, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER.

14.	Severability: Any provision of this Note which is prohibited or unenforceable in any jurisdiction, shall as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Note or affecting the validity or enforceability of such provision in any other jurisdiction.

15.	Counterparts. This Note may be executed via counterpart signatures.

16.	Choice of Law: Except as otherwise provided herein, in Lender’s sole discretion, this Note shall be construed and enforced in accordance with the laws of the State of New York and the Borrower consents to the jurisdiction of the courts of New York in any action brought to enforce any right of the Lender under this Note.

As evidence of their assent to the terms of this Note, and intending to be legally bound, the Borrower has duly executed this Note on the date and place hereinafter provided but effective as of [___________], 2017.

Borrower:

CHINATOWN SOUP, INC.,
a New York not-for-profit corporation

By:
Name:
Title:
Date: [__________], 2017
Place: New York, New York

SCHEDULE A

Payment Schedule

Loan Received	Interest only				Interest + Principal
1/31/17	5/2/17	8/1/17	10/31/17	1/31/18	5/2/18	8/1/18	10/31/18	1/31/19	5/2/19	8/1/19	10/31/19	1/31/20
	Q1	Q2	Q3	Q4	Q5	Q6	Q7	Q8	Q9	Q10	Q11	Q12
50,000	$ 1,562.50	$ 1,562.50	$ 1,562.50	$ 1,562.50	$ 7,160.43	$ 7,160.43	$ 7,160.43	$ 7,160.43	$ 7,160.43	$ 7,160.43	$ 7,160.43	$ 7,160.43